UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )
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☐    Preliminary Proxy Statement
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☑    Definitive Proxy Statement
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☐    Soliciting Material Pursuant to Section 240.14a-12
MERCANTILE BANK CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (02-02)

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on April 26, 2007

To our Shareholders:

The 2007 annual meeting of shareholders of Mercantile Bank Corporation will be held at Cascade Hills Country Club, 3725 Cascade Road SE, Grand Rapids, Michigan on Thursday, April 26, 2007, at 9:00 a.m. local time. The meeting is being held for the purpose of considering and voting on the following matters:

1. Election of five class I directors, each for a three year term.

2. Such other business as may properly be brought before the meeting or any adjournment of the meeting.

All shareholders of record at the close of business on Thursday, March 1, 2007 are entitled to notice of and to vote at the meeting, and any postponements or adjournments of the meeting.

We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the meeting in person. We would appreciate receiving your proxy by Monday, April 16, 2007.

By Order of the Board of Directors,

Gerald R. Johnson, Jr.
Chairman of the Board &
  Chief Executive Officer

Dated: March 14, 2007

MERCANTILE BANK CORPORATION

PROXY STATEMENT

For the Annual Meeting of Shareholders
To Be Held on April 26, 2007

MERCANTILE BANK CORPORATION
310 Leonard Street NW
Grand Rapids, Michigan 49504

March 14, 2007

PROXY STATEMENT

For the Annual Meeting of Shareholders
To Be Held on April 26, 2007

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Mercantile Bank Corporation (“we,” “our” or “Mercantile”). The proxies are being solicited for use at the annual meeting of shareholders to be held on Thursday, April 26, 2007 at 9:00 a.m., local time, at Cascade Hills Country Club, 3725 Cascade Road SE, Grand Rapids, Michigan, and at any and all adjournments of the meeting. An annual report that consists of our Annual Report on Form 10-K for the year ended December 31, 2006 and other information is being mailed to shareholders, along with these proxy materials, on or about March 14, 2007.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act upon the matters outlined in the accompanying notice of the meeting, including the election of directors, and consideration of such other business as may properly come before the meeting.

Who is entitled to vote?

Only shareholders of record at the close of business on the record date, March 1, 2007, are entitled to receive notice of the annual meeting and to vote their shares at the meeting. Holders of Mercantile common stock are entitled to one vote per share.

What is the difference between a “shareholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with our transfer agent, Computershare, you are a “shareholder of record.” If your shares are held in the name of a broker, bank, trust or other nominee as a custodian, you are a “street name” holder.

Who can attend the meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the meeting.

What is a proxy?

A proxy is your legal designation of another person, the “proxy,” to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the persons appointed as proxies by our Board of Directors the authority to vote your shares as indicated on the proxy card.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of Mercantile common stock outstanding on the record date will constitute a quorum, permitting business to be conducted at the meeting. As of the record date, 8,071,840 shares of Mercantile common stock were outstanding and entitled to vote. Proxies that are received and marked as withholding authority, abstentions, and broker non-votes (where a bank, broker or nominee does not exercise discretionary authority to vote on a matter) will be included in the calculation of the number of shares considered to be represented at the meeting.

How do I vote?

If you complete, sign and return the accompanying proxy card, it will be voted as you direct. If no choice is specified on a signed proxy card, the persons named as proxies will vote (1) in favor of the election of all of the nominees for director and (2) in the discretion of the persons named as proxies as to all other matters that may be properly presented at the annual meeting.

If the shares you own are held in street name, your broker, bank or other nominee, as the record holder of your shares, is required to vote your shares according to your instructions. Your broker, bank or other nominee is required to send you directions on how to vote those shares. If you do not give instructions to your broker, bank or other nominee, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. In the case of non-discretionary items, the shares that do not receive voting instructions will be treated as “broker non-votes.”

If, as of the record date, you are a shareholder of record and you attend the meeting, you may vote in person at the meeting.

Can I change my proxy after I return my proxy card?

Yes. Any proxy may be revoked by a shareholder at any time before it is exercised at the annual meeting by delivering to our Secretary a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting.

What is the vote required to elect directors?

The affirmative vote of the holders of shares of our common stock representing a plurality of the shares of our common stock voting on the matter is required for the election of directors. Votes withheld and broker non-votes are not counted toward a nominee’s total.

Are there other matters to be voted on at the meeting?

As of the date of this proxy statement, our Board of Directors does not know of any matters which may come before the meeting, other than the election of directors described in this proxy statement. Should any other matter requiring a vote of the shareholders arise and be properly presented at the annual meeting, the proxy included with this proxy statement confers upon the persons named in the proxy and designated to vote the shares, discretionary authority to vote or otherwise act with respect to any such matter in accordance with their best judgment.

Who pays for this proxy solicitation?

All costs of soliciting proxies will be borne by us. We have engaged The Altman Group, Inc., 1200 Wall Street West, Lyndhurst, New Jersey 07071, to assist us with the proxy solicitation process. For these services, we have agreed to pay The Altman Group a fee of $4,500 and reimburse it for certain out-of-pocket disbursements and expenses. Our directors, officers, and other employees, and employees of our subsidiary, Mercantile Bank of Michigan (the “Bank”), may, without compensation other than their regular compensation, solicit proxies by further mailing or personal conversation, or by telephone, facsimile or electronic means. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses for forwarding soliciting material to the beneficial owners of our common stock.

Our Board of Directors encourages shareholders to attend the annual meeting. Whether or not you plan to attend, you are urged to submit your proxy. A prompt response will facilitate arrangements for the meeting and your cooperation will be appreciated.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below shows the number of our shares of common stock beneficially owned as of February 1, 2007 by:

•	each person or group known by us to beneficially own more than 5% of our outstanding common stock;

•	each director and nominee for director;

•	each executive officer named in the Summary Compensation Table under the heading “Executive Compensation” in this proxy statement; and

•	all of our current directors and executive officers as a group.

The number of shares beneficially owned by each 5% holder, director or executive officer is determined by the rules of the Securities and Exchange Commission (“SEC”), and the information does not necessarily indicate beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the person or entity has sole or shared voting power or investment power and also any shares that the person or entity can acquire within 60 days of February 1, 2007 through the exercise of any stock option or other right. For purposes of computing the percentage of outstanding shares of common stock held by each person or entity, any shares that the person or entity has the right to acquire within 60 days after February 1, 2007 are deemed to be outstanding with respect to such person or entity but are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person or entity. Unless otherwise indicated, each person or entity has sole investment and voting power (or shares such power with his or her spouse) over the shares set forth in the following table. As of February 1, 2007, there were 8,027,839 shares of common stock issued and outstanding. The address of all of our executive officers and directors is in care of Mercantile Bank Corporation, 310 Leonard Street NW, Grand Rapids, Michigan 49504.

	Amount		Percent of Class
	Beneficially		Beneficially
Name of Beneficial Owner	Owned(1)		Owned

JPMorgan Chase & Co.(2)	404,154		5.0%
Betty S. Burton•	1,225		*
David M. Cassard•	12,034	(3)	*
Edward J. Clark•	9,755	(3)(4)	*
Peter A. Cordes•	34,137	(3)	*
C. John Gill•	57,474	(5)	*
Doyle A. Hayes•	2,888		*
David M. Hecht•	116,679	(3)(6)	1.5%
Gerald R. Johnson, Jr.•	150,841	(7)	1.9%
Susan K. Jones•	2,342		*
Lawrence W. Larsen•	26,073	(3)(8)	*
Calvin D. Murdock•	23,705	(3)(9)	*
Michael H. Price•	55,125	(10)	*
Merle J. Prins•	5,115		*
Dale J. Visser•	258,480	(3)(11)	3.2%
Donald Williams, Sr.•	1,912	(3)(12)	*
Robert B. Kaminski, Jr.	34,752	(13)	*
Charles E. Christmas	35,672	(14)	*
All directors and executive officers as a group (17 Persons)	828,209	(15)	10.2%

•	Member of our Board of Directors.
*	Less than 1%.

(1)	Some or all of the common stock listed may be held jointly with, or for the benefit of, spouses and children or grandchildren of, or various trusts established by, the person indicated.

(2)	This information is based on a Schedule 13G dated February 6, 2007 filed by JPMorgan Chase & Co. on behalf of itself and its wholly-owned subsidiaries, JPMorgan Chase Bank, National Association, J.P. Morgan Investment Management Inc., J.P. Morgan Trust Company, National Association, and JPMorgan Investment Advisors Inc. The Schedule 13G discloses that JPMorgan Chase & Co. and such subsidiaries have sole voting power for 378,131 of these shares, shared voting power for none of these shares, sole dispositive power for 392,508 of these shares, and shared dispositive power for none of these shares. JPMorgan Chase & Co.’s address is 270 Park Avenue, New York, New York 10017.

(3)	Includes 636 shares that the director has the right to acquire within 60 days of February 1, 2007 pursuant to our stock option plan for directors.

(4)	Includes 1,005 shares that Mr. Clark has the power to vote and dispose of as custodian of four accounts, three of which are for a relative, and one of which is for a friend.

(5)	Includes 57,474 shares held by Mr. Gill’s spouse.

(6)	Includes 13,399 shares that Mr. Hecht has sole voting and investment power over as President of the Charles W. Loosemore Foundation, which is the record and beneficial owner of the shares. Mr. Hecht disclaims beneficial ownership of these 13,399 shares.

(7)	Includes 44,375 shares that Mr. Johnson has the right to acquire within 60 days of February 1, 2007 pursuant to stock options and 1,350 shares of restricted stock, awarded under our stock-based compensation plans, and 11,422 shares that Mr. Johnson owns under the Bank’s 401(k) plan.

(8)	Includes 21,057 shares held by Mr. Larsen’s spouse, and 1,592 shares that Mr. Larsen has the power to vote and dispose of as trustee of the Jet Products, Inc. Profit Sharing Plan #2. He disclaims beneficial ownership of the shares in the Profit Sharing Plan except to the extent of his pecuniary interest in the shares.

(9)	Includes 11 shares that Mr. Murdock has the power to vote and dispose of as custodian of an account for a friend’s child.

(10)	Includes 10,729 shares that Mr. Price has the right to acquire within 60 days of February 1, 2007 pursuant to stock options and 1,350 shares of restricted stock, awarded under our stock-based compensation plans, and 9,528 shares that Mr. Price owns under the Bank’s 401(k) plan.

(11)	Includes 42,426 shares that Mr. Visser has the power to vote and dispose of as trustee of a trust for family members. Mr. Visser disclaims beneficial ownership of these 42,426 shares. Includes 61,188 shares that Mr. Visser has the power to vote and dispose of as trustee of a charitable remainder trust. Mr. Visser disclaims beneficial ownership of these shares, except to the extent of his and his spouse’s interest in the trust. Also includes 5,512 shares owned by Mr. Visser’s spouse.

(12)	Mr. Williams, Sr. has pledged 300 of these shares as security for a loan.

(13)	Includes 20,262 shares that Mr. Kaminski has the right to acquire within 60 days of February 1, 2007 pursuant to stock options and 750 shares of restricted stock, awarded under our stock-based compensation plans, and 3,931 shares that Mr. Kaminski owns under the Bank’s 401(k) plan.

(14)	Includes 20,408 shares that Mr. Christmas has the right to acquire within 60 days of February 1, 2007 pursuant to stock options and 650 shares of restricted stock, awarded to him under our stock-based compensation plans, and 9,064 shares that Mr. Christmas owns under the Bank’s 401(k) plan. Also includes 2,046 shares that Mr. Christmas’ spouse, who is also an employee of the Bank, has the right to acquire within 60 days of February 1, 2007 pursuant to stock options and 155 shares of restricted stock, awarded to her under our stock-based compensation plans, and 1,019 shares that she owns under the Bank’s 401(k) plan.

(15)	Includes 97,820 shares that such persons have the right to acquire within 60 days of February 1, 2007 pursuant to stock options and 4,255 shares of restricted stock, awarded under our stock-based compensation plans, and 34,964 shares that such persons own under the Bank’s 401(k) plan.

ELECTION OF DIRECTORS

Our articles of incorporation and bylaws provide that our Board of Directors will consist of between six and fifteen directors, with the exact number of directors determined from time to time by our Board of Directors. Our Board of Directors has presently fixed the number of directors at fifteen. Our articles of incorporation and bylaws also provide that the directors will be divided into three classes, class I, class II and class III; with each class serving a staggered three year term, and with the number of directors in each class being as nearly equal as possible.

There are now five directors in each class. The class I, class II and class III directors are currently serving until the annual meeting of shareholders that will be held in 2007, 2008 and 2009, respectively, and until their successors are elected and qualified. At each annual meeting of shareholders, directors of one of the three classes are elected for a term of three years to succeed the directors whose terms are expiring.

Our Board of Directors has nominated Edward J. Clark, C. John Gill, Gerald R. Johnson, Jr., Calvin D. Murdock, and Donald Williams, Sr. as class I directors for three year terms expiring at the 2010 annual meeting. Each of the nominees is presently a class I director whose term expires at the April 26, 2007 annual meeting. The other members of the Board, who are class II and class III directors, will continue in office in accordance with their previous elections until the expiration of their terms at the 2008 or 2009 annual meetings.

Unless otherwise instructed, the persons named as proxies intend to vote all proxies received for the election of the five class I nominees. All of the nominees have indicated their willingness to continue to serve. If any nominee should become unwilling or unavailable to serve, our Board of Directors may select a substitute nominee, and in that event the proxies intend to vote all proxies for the person selected. If a substitute nominee is not selected, the proxies intend to vote for the election of the remaining nominees. Our Board of Directors has no reason to believe that any of the nominees will become unavailable.

In the section below, we provide the names and business experience, for at least the past five years, for the class I director nominees and each other member of our Board of Directors. Each nominee and continuing member of our Board of Directors is also a director of the Bank. There are no family relationships among any of our directors, nominees for director and executive officers.

Nominees for Re-Election as Class I Directors
For Terms Expiring in 2010
(Present Terms Expire in 2007)

Edward J. Clark, age 62
Director

Mr. Clark is the Chairman and Chief Executive Officer of The American Seating Company, and has held this position since 1986. American Seating is headquartered in Grand Rapids, Michigan, and produces seating and furniture for offices, as well as seating for buses, rail cars, auditoriums, stadiums and performing arts centers. Mr. Clark is a member of the Boards of Directors of the Metropolitan YMCA, the Grand Rapids Employers’ Association and the Ohio State University Alumni Association, and a member of the Board of Trustees of the Grand Valley State University Foundation. He is Chairman of the Development Committee of Grand Valley State University. From 1988 through 1997, he was a member of the Board of Directors and Executive Committee of First Michigan Bank-Grand Rapids (“FMB-Grand Rapids”). Mr. Clark has also previously served on the Boards of Directors of the Grand Rapids Symphony Orchestra, Red Cross of Kent County, The Blodgett/ Butterworth Foundation, St. Mary’s Hospital and The Business and Institutional Furniture Manufacturer’s Association. Mr. Clark has been a member of our Board of Directors since 1998.

C. John Gill, age 73
Director

Mr. Gill is the retired Chairman of the Board and one of the owners of Gill Industries of Grand Rapids, Michigan. Mr. Gill served as Chairman of Gill Industries from 1994 through 1997, and served as President of Gill Industries from 1983 through 1993. Gill Industries is a manufacturing company involved with sheet metal stampings and assemblies for the automotive and appliance industries. Mr. Gill has been a member of our Board of Directors since 1997.

Gerald R. Johnson, Jr., age 60
Chairman of the Board, Chief Executive Officer and Director of Mercantile,
and Chairman of the Board and Director of the Bank

Mr. Johnson has over 36 years experience in the financial service industry, including 34 years of commercial banking experience. Mr. Johnson was appointed President and Chief Executive Officer of FMB-Grand Rapids in 1986, and served as Chairman, President and Chief Executive Officer from 1988 to May of 1997, when he resigned to organize Mercantile. Mr. Johnson served as Chairman of the Board and Chief Executive Officer of Mercantile and the Bank from their inception through 1998, and since the beginning of 1999 has served as Chairman of the Board and Chief Executive Officer of Mercantile and Chairman of the Board of the Bank. In the Grand Rapids market, prior to joining FMB-Grand Rapids, Mr. Johnson was employed in various lending capacities by Union Bank (now part of JPMorgan Chase & Co.), Pacesetter Bank-Grand Rapids (now part of Fifth Third Bancorp) and Manufacturers Bank (now part of Comerica Bank). He currently serves as Chairman of H.H.S. Health Options, Inc., Chairman of the Epilepsy Foundation of Michigan, Chairman of the West Michigan Leadership Council of the American Diabetes Association and Secretary of the Girl Scouts of Michigan Trails. He is a member of the Boards of Directors of the Proaction Behavioral Health Alliance, the Proaction Behavioral Health Alliance Foundation, YMCA of Greater Grand Rapids and the Grand Rapids Symphony. He serves on the Hanover College Board of Trustees and the Grand Valley University Foundation Board of Trustees. He is affiliated with inFORUM professional women’s alliance, Grand Rapids Rotary Club and the Economic Development Foundation. Mr. Johnson has been a member of our Board of Directors since 1997.

Calvin D. Murdock, age 67
Director

Mr. Murdock is President of SF Supply (“SF”) of Grand Rapids, Michigan. He has held this position since 1994. From 1992 to 1994, he served as the General Manager of SF, and in 1991, served as SF’s Controller. SF is a wholesale distributor of commercial and industrial electronic, electrical and automation parts, supplies and services. Mr. Murdock is a Michigan native and a graduate of Ferris State University with a degree in accounting. Prior to joining SF, Mr. Murdock owned and operated businesses in the manufacturing and supply of automobile wash equipment. Mr. Murdock has been a member of our Board of Directors since 1997.

Donald Williams, Sr., age 70
Director

Mr. Williams is Dean Emeritus of Grand Valley State University. During 2002, he was the Coordinator of the minority students teacher preparation program for the Grand Rapids Public Schools (secondary schools). Mr. Williams has over 30 years experience in administration of educational programs with special emphasis on political sensitivity and equality. From 1989 to 2001, he was the Dean of Minority Affairs and Director of the Multicultural Center of Grand Valley State University. Mr. Williams also serves as President of the Concerned Citizens Council and past President of the Rotary Club of Grand Rapids. He previously served as President of the Coalition for Representative Government (CRG), as a member of the Board of Directors of FMB-Grand Rapids and the Grand Rapids Advisory Board of Michigan National Bank, as Treasurer and President of the Minority Affairs Council of Michigan Universities (MACMU), and as a member of the Board of Directors of the Grand Rapids Area Chamber of Commerce. Mr. Williams has been the recipient of numerous awards in the Grand Rapids and Michigan area for community service and job performance, and his work has been cited in the Congressional Record of the United States by the late Representative Paul Henry. Mr. Williams has been a member of our Board of Directors since 1998.

Our Board of Directors recommends that you vote for each of the five class I director nominees named above.

Information About Continuing Directors

Class II Continuing Directors
Terms Expiring in 2008

Betty S. Burton, age 65
Director

Mrs. Burton is the former owner of a business forms and print solutions distribution company. She was a member of the Board and consultant to Wonderland Business Forms from 1999 to 2002, and its President and Chief Executive Officer from 1995 to 1999. Prior to that, Mrs. Burton was a teacher in the Grand Rapids Public School System for over 25 years. Mrs. Burton is a trustee of both the Grand Valley State University Foundation and the Western Michigan University Foundation. She is a graduate of both universities and also of Dartmouth College Tuck School of Business Minority Executives Program. She has previously served as a member of the Board of Directors of FMB-Grand Rapids and Butterworth Hospital. Mrs. Burton is very involved in civic and community activities and serves on several boards in the Grand Rapids area. Mrs. Burton has been a member of our Board of Directors since 1998.

David M. Cassard, age 53
Director

Mr. Cassard is Chairman, Treasurer and a member of the Board of Directors of Waters Corporation which manages commercial real estate properties in the Grand Rapids metropolitan area. He has served as President and Treasurer of Waters Corporation for over 20 years and became Chairman in 2005. Before joining Waters Corporation, he worked for an international firm of Certified Public Accountants. He is a graduate of the University of Michigan (BBA) and Michigan State University (MBA), and he is a Certified Public Accountant and Certified Property Manager. He currently serves on the City of Grand Rapids Downtown Development Authority and is a member of the City of Grand Rapids Downtown Improvement District Board. He previously served as a member of the Board of Directors of FMB-Grand Rapids and was a member of the Board of Directors of First Michigan Bank Corporation (“FMB”) and Butterworth Hospital. He holds memberships in several professional organizations and societies including the American Institute of CPA’s, the Michigan Association of CPA’s, the Grand Rapids Association of Realtors, the National Association of Realtors and the Institute of Real Estate Management. Mr. Cassard has been a member of our Board of Directors since 2001.

Peter A. Cordes, age 66
Director

Mr. Cordes has served as President and Chief Executive Officer of GWI Engineering Inc. (“GWI”) of Grand Rapids, Michigan, since 1991. GWI is engaged in the manufacturing of industrial automation systems for customers in a variety of industries in the Midwest. Mr. Cordes purchased GWI in 1991 and is now its sole owner. Mr. Cordes graduated from St. Louis University with a degree in aeronautics. He is a native of Traverse City, Michigan and has spent the last twenty years in Western Michigan. Mr. Cordes has been a member of our Board of Directors since 1997.

David M. Hecht, age 69
Director

Mr. Hecht is an attorney and has practiced law for 45 years, including the past 33 years in Grand Rapids. From 1993 through 2001, he was the Chairman of the Grand Rapids law firm of Hecht & Lentz, and was a founder of the firm. Mr. Hecht is a native of Grand Rapids and a graduate of the University of Michigan and the University of Wisconsin. He is the President of the Charles W. Loosemore Foundation, a Trustee of the Grand Valley University Foundation, and Past Chair of the Board of Trustees of Hospice of Michigan. Mr. Hecht has been a member of our Board of Directors since 1997.

Merle J. Prins, age 67
Director

Mr. Prins retired from his positions as Executive Vice President and a member of the Board of Directors of FMB in 1998, after 30 years of service as an officer of FMB and nine years of service on its Board of Directors. Mr. Prins is a Trustee of the Holland Historical Trust, a member of the Riverview Group, a community advisory group in Holland, Michigan, and a member of the Brownfield Redevelopment Authority for the City of Holland. Mr. Prins has been a member of our Board of Directors since 2004.

Class III Continuing Directors
Terms Expiring in 2009

Doyle A. Hayes, age 56
Director

Mr. Hayes has over 30 years experience in the automotive industry and has held various positions within that industry. Currently, he is President and CEO of Pyper Products Corporation, a plastic injection molding company that supplies the auto and furniture industries. Mr. Hayes has been the President and CEO of Pyper Products Corporation since 1994. He has served on several non-profit boards in the Grand Rapids community and is currently Board Chair at Metropolitan Hospital and a member of the Borgess Hospital of Kalamazoo Board of Directors. Mr. Hayes is a member of the Board of Directors of the Davenport Educational System (DES), Grand Valley State University Foundation, VanAndel Global Trade Center, Seidman Advisory Board, Battle Creek Chamber of Commerce, Small Business Association of Michigan (SBAM), Grand Valley Metro Council and the Governor’s Workforce Commission. Mr. Hayes was formerly a Corporate Director of FMB. Mr. Hayes has been a member of our Board of Directors since 2001.

Susan K. Jones, age 57
Director

Ms. Jones is both an associate partner of The Callahan Group, LLC, a marketing consulting firm, and a tenured, full-time Professor of Marketing at Ferris State University in Big Rapids, Michigan. She has been with The Callahan Group since 1998, and has worked at her own marketing consulting firm, Susan K. Jones & Associates, since 1980. Ms. Jones has been a Professor of Marketing at Ferris State since 1990. She enjoys an active volunteer career, currently serving as President of the Arts Council of Greater Grand Rapids, Executive Board Member of the Council of 100 at Northwestern University, Board member of the Northwestern Alumni Association, Treasurer of the Northwestern Club of West Michigan, and on the West Michigan Alumni Admissions Council for Northwestern University. She is a past-president of the Junior League of Grand Rapids, a graduate of Leadership Grand Rapids, and currently serves as a trustee of the Chicago Association of Direct Marketing Educational Foundation. Ms. Jones has been a member of our Board of Directors since 1998.

Lawrence W. Larsen, age 67
Director

Mr. Larsen is Chief Executive Officer, President, and owner of Central Industrial Corporation of Grand Rapids, Michigan. He began his employment with Central Industrial Corporation in 1967, and purchased it in 1975. Central Industrial Corporation is a wholesale distributor of fluid power components. Mr. Larsen is also an owner and director of Jet Products, Inc., of West Carrollton, Ohio. Jet Products, Inc. designs, manufactures and sells hose reels and related hydraulic products. Mr. Larsen is a native of Wisconsin. He has spent the last 35 years in the Grand Rapids area. Mr. Larsen served as a director of FMB-Grand Rapids from 1980 until June of 1997, and was a member of the Executive Loan Committee and the Audit Committee. Mr. Larsen has been a member of our Board of Directors since 1997.

Michael H. Price, age 50
President, Chief Operating Officer and Director of Mercantile,
and President, Chief Executive Officer and Director of the Bank

Mr. Price has over 25 years of commercial banking experience, most of which was with FMB and its subsidiary, FMB-Grand Rapids. Spending most of his banking career in commercial lending, Mr. Price was the Senior Lending Officer from 1992 to 1997, and President of FMB-Grand Rapids for several months in 1997 before joining the Bank in late 1997. Mr. Price served as President and Chief Operating Officer of Mercantile and the Bank from December of 1997 through 1998, and has served as President and Chief Operating Officer of Mercantile and President and Chief Executive Officer of the Bank since 1999. Mr. Price has been and continues to be very active in the Grand Rapids community. He currently serves on the Board of Directors of the Federal Home Loan Bank of Indianapolis, and on the Board of Metro Health. Mr. Price also served as the past Chairperson of The MBA Group 4 committee and is a Co-Chair of the Habitat for Humanity of Kent County Capital Campaign, as well as its past Board President. Mr. Price has previously served as Vice Chair of the Board of Kent County Community Mental Health, and as a Board member of Project Rehab. Mr. Price has been a member of our Board of Directors since 1997.

Dale J. Visser, age 70
Director

Mr. Visser is Chairman and one of the owners of Visser Brothers Inc. of Grand Rapids, Michigan. He has served Visser Brothers in various officer positions since 1960. Visser Brothers is a construction general contractor specializing in commercial buildings. Mr. Visser also has an ownership interest in several real estate projects in the Grand Rapids area. Mr. Visser served as a director of FMB-Grand Rapids from 1972 until June of 1997. He is a Grand Rapids native and a graduate of the University of Michigan with a degree in civil engineering. Mr. Visser is active in the community and serves on the Board of Directors of Westminster Theological Seminary Foundation. He has previously served on the Boards of the Grand Rapids YMCA, Christian Rest Home, and West Side Christian School. Mr. Visser has been a member of our Board of Directors since 1997.

EXECUTIVE OFFICERS

Our executive officers are listed in the table below.

Name of Executive Officer	Title

Gerald R. Johnson, Jr.	Chairman of the Board and Chief Executive Officer of Mercantile, and Chairman of the Board of the Bank

Michael H. Price	President and Chief Operating Officer of Mercantile, and President and Chief Executive Officer of the Bank

Robert B. Kaminski, Jr.	Executive Vice President and Secretary of Mercantile, and Executive Vice President, Chief Operating Officer and Secretary of the Bank

Charles E. Christmas	Senior Vice President, Chief Financial Officer and Treasurer of Mercantile, and Senior Vice President and Chief Financial Officer of the Bank

Mr. Johnson and Mr. Price are also members of our Board of Directors, and information regarding their business experience is described above under the heading “Election of Directors.” Mr. Kaminski’s and Mr. Christmas’ business experience, for at least the past five years, is summarized below. Our executive officers are generally elected each year at the annual meeting of our Board of Directors that follows the annual meeting of the shareholders. Their terms of office are at the discretion of our Board of Directors.

Robert B. Kaminski, Jr., age 45

Mr. Kaminski joined the Bank in June 1997 and has over 20 years of commercial banking experience. From 1984 to 1993, Mr. Kaminski worked for FMB-Grand Rapids in various capacities in the areas of credit administration and bank compliance. In 1993, Mr. Kaminski was appointed Vice President in charge of loan review and served as Vice President and Manager of the commercial credit department for three of FMB’s subsidiaries. He has served as Executive Vice President of Mercantile and the Bank since November of 2003, Secretary of Mercantile and the Bank since their inception in 1997, and Chief Operating Officer of the Bank since 2000. From 1997 through November of 2003, Mr. Kaminski’s vice president position was as Senior Vice President of Mercantile and the Bank. Mr. Kaminski serves on the Board of Directors and the Executive Committee for the Grand Rapids Youth Commonwealth and Camp O’Malley, and is a career mentor for Aquinas College of Grand Rapids.

Charles E. Christmas, age 41

Mr. Christmas joined the Bank in April 1998 and served as Vice President of Finance, Treasurer and Compliance Officer of Mercantile and the Bank in 1998. In 1999, Mr. Christmas was elected Chief Financial Officer, Treasurer and Compliance Officer of Mercantile and the Bank. In 2000, Mr. Christmas was elected Senior Vice President, Chief Financial Officer and Treasurer of Mercantile, and Senior Vice President and Chief Financial Officer of the Bank. Prior to joining Mercantile, he examined various financial institutions for over ten years while serving as a bank examiner with the Federal Deposit Insurance Corporation (“FDIC”). He began his tenure with the FDIC upon his graduation from Ferris State University. Mr. Christmas holds a Bachelor of Science degree in Accountancy. Mr. Christmas serves on the Michigan Banker Association Funds Management Committee and as a member of the Ferris State University College of Business Advisory Board. He also serves as a fundraising volunteer for the Make-A-Wish Foundation of Michigan and the American Cancer Society, and is an Instructor at the Robert Perry School of Banking at Central Michigan University.

CORPORATE GOVERNANCE

Director Independence

Applicable NASDAQ rules require that a majority of our Board of Directors be independent. In February of 2007, our Board of Directors reviewed the independence of our directors and determined that each of the directors, including those nominated for election at the annual meeting, are independent as defined by applicable NASDAQ rules, with the exception of Messrs. Johnson, Price and Visser. In making this determination, our Board of Directors has concluded that none of the independent directors has a relationship that in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Board Meetings

During 2006, our Board of Directors held a total of 12 meetings. During 2006, each director attended at least 75% of the total number of meetings of our Board and its committees on which he or she then served.

Our Board of Directors has a policy of encouraging members of the Board of Directors to attend the annual meetings of the shareholders. All of our directors attended last year’s annual meeting.

Board Committees

Our Board of Directors has, and appoints members to, three standing committees: the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee. The membership of these committees, as of March 1, 2007, was as follows:

Audit Committee	Compensation Committee	Governance and Nominating Committee

Betty S. Burton David M. Cassard* C. John Gill David M. Hecht Calvin D. Murdock Merle J. Prins	David M. Cassard Peter A. Cordes Lawrence W. Larsen Calvin D. Murdock*	Betty S. Burton Edward J. Clark Peter A. Cordes Doyle A. Hayes* David M. Hecht Lawrence W. Larsen Donald Williams, Sr.

*	Committee chairperson

Each of the members of these committees is an independent director as defined by applicable NASDAQ rules. Each of these committees has a charter that has been approved by our Board of Directors and is available on our website, www.mercbank.com.

Audit Committee. The Audit Committee has six members and met seven times in 2006. The Audit Committee assists our Board of Directors in overseeing our financial reporting process, internal controls and audit functions. and is directly responsible for the appointment, evaluation, retention and compensation of our registered public accounting firm. Our Board of Directors has determined that Mr. Cassard, a member of the Audit Committee, is qualified as an audit committee financial expert, as that term is defined in the rules of the SEC. Mr. Cassard is independent, as independence for audit committee members is defined in the NASDAQ listing standards and the rules of the SEC. More information about the Audit Committee is included below under the heading “Audit Committee Report.”

Compensation Committee. The Compensation Committee has four members and met 11 times in 2006. The Compensation Committee assists our Board of Directors in carrying out its responsibilities relating to compensation and benefits for the Company’s directors, officers and employees. The Compensation Committee’s responsibilities and authority include:

•	reviewing and approving the goals and objectives relating to the compensation of our executive officers, and evaluating their performance;

•	determining, or recommending to our Board for determination, all elements of compensation for our executive officers;

•	reviewing compensation and guidelines for director’s ownership of our stock;

•	recommending or making changes in cash compensation for directors; and

•	administering and making awards under our stock-based incentive plans for directors, officers and employees, to the extent provided for in the plans.

The Compensation Committee charter grants the Compensation Committee the authority, in its discretion, to delegate appropriate matters to subcommittees of the Compensation Committee. The Compensation Committee may confer with our Chairman and Chief Executive Officer and our President and Chief Operating Officer regarding their compensation, and receives recommendations from them regarding the compensation for our other executive officers.

In 2006, we retained Clark Consulting to assist us in designing a plan and financial modeling for awarding stock options and restricted stock under our Stock Incentive Plan of 2006. Our executive officers provided Clark Consulting with instructions for the basic components of awards to be included in the award plan and financial modeling. The components included stock options and restricted stock, the intended vesting periods, and the broad range of employees to which the awards were intended to apply. Although the Compensation Committee did not directly retain Clark Consulting, the Compensation Committee reviewed the proposed award plan and financial models that Clark Consulting provided, and granted awards under the Stock Incentive Plan of 2006 of the types and with the terms that it deemed appropriate.

Governance and Nominating Committee. The Governance and Nominating Committee has seven members and met three times in 2006. The Governance and Nominating Committee advises our Board of Directors regarding corporate governance principles and practices, and recommends candidates to the Board for election as directors. It also makes recommendations to our Board of Directors regarding the composition, leadership and duties of the Board’s committees.

The Governance and Nominating Committee will consider as potential nominees persons recommended by shareholders. Recommendations should be submitted to the Governance and Nominating Committee in care of the Secretary, Mercantile Bank Corporation, 310 Leonard Street NW, Grand Rapids, Michigan 49504. Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies the person for consideration, and a statement that the person has agreed to serve if nominated and elected.

The Governance and Nominating Committee has used an informal process to identify potential candidates for nomination as directors. Candidates for nomination have been recommended by an executive officer or director, and considered by the Governance and Nominating Committee and the Board of Directors. Generally, candidates have been members of the West Michigan community who have been known to one or more of our Board members. The Governance and Nominating Committee has not adopted specific minimum qualifications that it believes must be met by a person it recommends for nomination as a director. In evaluating candidates for nomination, the Governance and Nominating Committee will consider the factors it believes to be appropriate. These factors would generally include the candidate’s personal and professional integrity, business judgment, relevant experience and skills, and potential to be an effective director in conjunction with the rest of our Board of Directors in collectively serving the long-term interests of our shareholders. Although the Governance and Nominating Committee has the authority to retain a search firm to assist it in identifying director candidates, there has to date been no need to employ a search firm. The Governance and Nominating Committee does not evaluate potential nominees for director differently based on whether they are recommended by a shareholder.

Shareholders who themselves wish to effectively nominate a person for election to the Board of Directors, as contrasted with recommending a potential nominee to the Governance and Nominating

Committee for its consideration, are required to comply with the advance notice and other requirements set forth in our articles of incorporation.

Communications with Directors

Shareholders and other persons may send communications to members of our Board of Directors who serve on the Audit Committee by utilizing the webpage on our website, www.mercbank.com, designated for that purpose. Communications received through the webpage are reviewed by a member of our internal audit staff and the chairperson of the Audit Committee. Communications that relate to functions of our Board of Directors or its committees, or that either of them believe requires the attention of members of our Board of Directors are provided to the entire Audit Committee, and reported to our Board of Directors by a member of the Audit Committee. Directors may review a log of these communications, and request copies of any of the communications.

Code of Ethics

We have adopted a written code of ethics that applies to all our directors, officers and employees, including our chief executive officer and our chief financial and accounting officer. We have posted a copy of the code on our website, www.mercbank.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of the code.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee during 2006 were David M. Cassard, Peter A. Cordes, Lawrence W. Larsen and Calvin D. Murdock. All members of the Compensation Committee are independent directors, and none of them are present or past employees or officers of ours or any of our subsidiaries. No member of the Compensation Committee has had any relationship with us requiring disclosure under Item 404 of SEC Regulation S-K. None of our executive officers has served on the board or compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served on our Board or Compensation Committee.

AUDIT COMMITTEE REPORT

Each member of the Audit Committee is independent, as independence for audit committee members is defined in the NASDAQ listing standards and the rules of the SEC. The Audit Committee’s primary purpose is to assist the Board of Directors in overseeing:

•	the accounting and financial reporting process;

•	audits of financial statements;

•	internal accounting and disclosure controls; and

•	the internal audit functions.

In carrying out its responsibilities, the Audit Committee supervises the relationship between Mercantile and its independent auditor, including having direct responsibility for the auditor’s appointment, compensation and retention, and reviewing the scope of its audit services, and approving audit and permissible non-audit services. The Audit Committee reviews and discusses the annual and quarterly financial statements, as well as the internal audit plan.

Management is responsible for the preparation, presentation and integrity of Mercantile’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used. Management is also responsible for testing the system of internal controls, and reporting to the Audit Committee on any significant deficiencies that are found. Our registered public accounting firm for 2006,

Crowe Chizek and Company LLC, is responsible for auditing the financial statements and for reviewing the unaudited quarterly financial statements.

The Audit Committee reviewed with Crowe Chizek the overall scope and plan of the audit. In addition, the Audit Committee met with Crowe Chizek, with and without management present, to discuss the results of Crowe Chizek’s audit, its evaluation of Mercantile’s system of internal controls, the overall quality of Mercantile’s financial reporting and such other matters as are required to be discussed under generally accepted auditing standards. The Audit Committee has also received from, and discussed with, Crowe Chizek the matters required to be discussed by Statement on Auditing Standards 61 (Communication with Audit Committees).

The Audit Committee has discussed with Crowe Chizek that firm’s independence from management and Mercantile, and has received from Crowe Chizek the written disclosures and the letter required by the Independence Standards Board Standard No. 1. The Audit Committee has also considered the compatibility of audit related and tax services with Crowe Chizek’s independence.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2006 with both management and our registered public accounting firm. The Audit Committee’s review included a discussion of the quality and integrity of the accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosures in the financial statements.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC. The Audit Committee evaluated and appointed BDO Seidman, LLP as Mercantile’s registered public accounting firm for 2007.

Audit Committee

Betty S. Burton David M. Cassard C. John Gill	David M. Hecht Calvin D. Murdock Merle J. Prins

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K for the year ended December 31, 2006 with management. Based on the review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

Compensation Committee

David M. Cassard Peter A. Cordes	Lawrence W. Larsen Calvin D. Murdock

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Philosophy

Our philosophy in setting compensation policies for executive officers is to align pay with performance, while at the same time providing competitive compensation that will attract and retain executive talent. Our Compensation Committee believes that executive compensation should be directly linked to continuous improvements in corporate performance and increasing shareholder value over the long term. The design of executive compensation programs affects all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect of executive compensation and incentive programs on all our employees.

We believe that the compensation of our executive officers should reflect their performance as a management team and as individuals. By setting key operating objectives, such as growth in revenues, growth of operating earnings and earning per share, and growth or maintenance of market share, we expect to be successful in providing increasing value to our shareholders. We believe that the performance of our executive officers in managing our business, when considered in light of general economic and specific company, industry and competitive conditions, should be the basis for determining their overall compensation. We also believe that their compensation should not be based on short-term results, whether favorable or unfavorable, but rather on long-term operating results which truly reflect the ability of our executives to manage our business. Long-term gains in shareholder value will be reflected in executive compensation through our stock-based compensation and other equity incentive programs.

Our policy for allocating between currently paid and long-term compensation is to provide adequate base compensation to attract and retain personnel, while offering incentives to maximize long-term value for our shareholders. We provide cash compensation in the form of a base salary to meet competitive salary norms and reward good performance on an annual basis, and in the form of bonus compensation to reward superior performance against short-term goals. We provide stock-based compensation to reward superior performance against specific objectives and long-term strategic goals.

Our Compensation Committee reviews and takes into consideration elements such as the following in setting compensation policies:

•	peer group comparisons with our financial performance, including net interest margin, efficiency ratio, return on average assets, return on average equity, one and five year total shareholder returns, stock price, stock price to earnings ratios and stock yield;

•	regulatory requirements and results of audits and examinations;

•	amount of time and effort expended by employees for our communities;

•	rate of employee turnover;

•	content and effectiveness of our employee training;

•	results of any employee surveys;

•	general attitude of employees;

•	ability to retain and attract new employees;

•	number of new accounts being opened and the rate of turnover;

•	results of any customer surveys;

•	any customer complaints that come to our attention;

•	level and commitment of our executive officers to our communities;

•	financial commitment to our communities; and

•	community support in comparison to that of our competitors.

It is the goal of our Compensation Committee to establish salary compensation for the executive officers based upon our operating performance relative to comparable peer companies over a three year period. In setting base salaries, consideration is given to salary compensation of executive officers of comparable qualification, experience and responsibilities at financial institutions within our peer group. Our peer group consists of about 30 financial institutions of similar size conducting business in the Midwest. Operating performance and salary compensation information is obtained from the annual SNL Executive Compensation Review for Banks and Thrifts. Industry compensation studies completed by the Michigan Bankers Association and our independent public accounting firm are also utilized, but to a lesser degree. The peer group comparisons are used for guidance purposes only, with the Compensation Committee taking the peer group information into consideration in determining base salaries for the executive officers; however, the Compensation Committee does not utilize benchmarks in establishing our executive officer salary compensation. It is the intention of the Compensation Committee to pay base salaries to our executive officers that are commensurate with their qualifications and demonstrated performance that bring continuing and increasing value to our shareholders and the communities that we serve.

It is our policy to provide cash bonus awards for eligible executive officers and employees based on predetermined performance goals for each year. We believe that paying such cash awards will:

•	promote the growth, profitability and expense control necessary to accomplish corporate strategic long-term plans;

•	encourage superior results by providing a meaningful incentive; and

•	support teamwork among employees.

The bonus financial performance goal that we established for 2006 for our executive officers and other non-lender employees was very aggressive. The aggressiveness of our goal, coupled with a stagnant local economy, a flat yield curve and extremely competitive loan and deposit pricing by our competitors, resulted in our not achieving our 2006 bonus financial performance goal. Because we did not achieve our goal, we did not pay a cash bonus to any of our executive officers or other non-lender employees for 2006.

Despite the market conditions, our executive officers and other employees were still able to post good operating results which exceeded a majority of the financial institutions included in our peer group. We have adopted new bonus plans for 2007. These new plans will allow us to properly reward our executive officers and other employees who continue to offer outstanding performance. The 2007 bonus plan for executive officers includes three tiers of potential bonus awards, each with its own financial performance goal. The executive officers can receive up to 25% of the maximum amount that can be awarded to them under the plan from each of the tier 1 and tier 2 bonus pools, and up to the remaining 50% from the tier 3 bonus pool. The maximum amount that can be awarded to our executive officers under the plan is 45% to 50% of their annual base salary.

The precise amount that will be awarded to our executive officers under the plan, if any, will depend on our 2007 consolidated net operating income, subject to specified adjustments. The amount of consolidated net operating income required for a full payout of the bonus from each tier increases from tier 1, to tier 2, to tier 3. We believe that a full payout of the tier 1 bonus pool is likely, a full payout of the tier 2 bonus pool is less likely and would be difficult to achieve, and a full payout of the tier 3 bonus would be very difficult to achieve.

The overall objective for our stock-based compensation is to provide an equitable and competitive means to reward our executive and other officers for their contribution to our long-range success. Our goal is to meet the following objectives:

•	link each participant’s remuneration to our long-term success through the appreciation of stock price;

•	align the interests of our officers with the interests of our shareholders, by linking the long-term value of the compensation to shareholder returns;

•	provide annual long-term incentive awards that are market competitive; and

•	improve our ability to attract and retain officers.

There is a direct relationship between the value of a stock option and the market price of our common stock. We believe that granting stock options is an effective method of motivating our executive and other officers to manage our business in a manner consistent with the interests of our shareholders. Due to the evolution of regulatory, tax and accounting treatment of stock-based compensation, and the importance of stock-based compensation in retaining and motivating our key employees, we have determined to utilize other forms of stock-based compensation in addition to stock options. During 2006, we granted restricted stock to our executive officers and other key employees. We believe this is an excellent way to reward them for, and to motivate them toward, superior performance. Restricted stock is an important retention instrument in that it has immediate value to the recipient. Unlike stock option grants that create economic value only if the stock price appreciates above the price at the date of grant, restricted stock provides value and motivation to the recipient even in the event that the stock price declines.

In prior years, we awarded stock options to our officers based primarily on their performance and title. However, we used no set formula for determining the specific awards that were made. During 2006, we granted stock options to 24 employees. These options covered an aggregate of 24,650 shares of our common stock, including 11,650 shares that were granted to our executive officers. The shares covered by the options granted to our executives officers constituted 47% of the shares covered by the options. During 2006, we also awarded 20,175 shares of restricted stock to 118 key employees, including 4,100 shares, or 20% of the total, that were granted to our executive officers. The stock-based awards that we made to our executive officers in 2006 had an aggregate grant date fair value of between 23% and 28% of their annual base salaries.

Stock-based awards are generally granted annually in the Fall in conjunction with the review of the performance of our executive and other officers. It is our practice to award grants of stock options and restricted stock to all recipients on the same date. The exercise price for all of the stock options that we granted in 2006 was the closing price of our common stock on NASDAQ on the day before the options were granted.

We limit the perquisites that we make available to our executive officers. It is our belief that providing excessive perquisites to executive officers sends mixed messages to the rest of our employees and can destroy the “team” effort. Our executive officers are entitled to a few benefits that are not generally available to all of our employees. We do not provide a defined benefit pension plan, post-retirement health coverage, or similar benefits for our executive officers or other employees.

During 2006, we provided the following perquisites for our executive officers:

•	in addition to the general health and insurance plan that we maintain for all of our employees, we provided our executive officers with additional life and disability insurance, and long term care insurance; and

•	one local country club membership for each of our two most senior executive officers, which they make significant use of in connection with our business.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to their chief executive officer or any of their other four most highly compensated officers. Qualifying performance-based compensation is not subject to the deduction limitation if certain requirements are met. We periodically review the potential consequences of Section 162(m) and may structure some or all of the performance-based portion of our executive compensation so that it will not be subject to the deduction limitations of Section 162(m).

We do not have stock ownership requirements or guidelines for our executive officers.

Post-Employment Compensation

We do not provide a defined benefit pension plan or post-retirement health insurance coverage for our executive officers or other employees. Our executive officers and most of our other employees are eligible to participate in our 401(k) plan. Each plan year, we provide for each eligible participant a matching contribution to the 401(k) plan. The matching contribution equals “dollar for dollar” the participant’s contribution to the 401(k) plan, up to a maximum matching contribution of $11,000. All our executive officers participated in our 401(k) plan during the 2006 plan year.

All employees, except our executive officers, are employees-at-will and do not have an employment agreement. The employment agreements that we have with our executive officers are described below under the heading “Employment Agreements.” We also do not provide post-employment health insurance coverage or other benefits to any employee, except those provided for executive officers in their employment agreements.

Overview of the Compensation Process

The composition of compensation for our executive officers include: salary, cash bonus, stock-based awards, health, disability and life insurance and perquisites. The elements of executive compensation are discussed at the meetings of our Compensation Committee. During the Fall of each year, the Compensation Committee discusses the base salaries and cash bonus plan for the next year for our executive officers, and makes recommendations to the Board of Directors for its approval. The Board of Directors usually approves the base salaries and cash bonus plan recommended by the Compensation Committee; though if it does not, it could ask the Compensation Committee to prepare revised recommendations. At or about the same time, the Compensation Committee grants stock-based awards to our executive and other officers.

As part of the Compensation Committee’s process, it meets with our Director of Human Resources, and reviews the elements of each executive officer’s compensation during the preceding three years. Typically, the Director of Human Resources makes compensation recommendations to the Compensation Committee for each of our executive officers. The Compensation Committee may accept or reject all or any part of such recommendations. As part of our Director of Human Resource’s process of formulating her recommendations, she may confer with our Chairman of the Board and Chief Executive Officer or our President and Chief Operating Officer. Our executive officers are not present when our Director of Human Resources makes her recommendations, or during the Compensation Committee’s deliberations on the compensation of our executive officers.

Summary Compensation Table

The following table provides information regarding the compensation earned by the named executive officers for the year ended December 31, 2006.

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred	All Other
				Stock	Option	Plan	Compensation	Compensa-
		Salary	Bonus	Awards	Awards	Compensation	Earnings	tion	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(1)	($)(2)	($)(3)	($)(4)	($)

Gerald R. Johnson, Jr.	2006	465,000	—	1,700	47,900	—	1,523	27,776	543,899
Chairman of the Board and Chief Executive Officer of Mercantile, and Chairman of the Board of the Bank
Michael H. Price	2006	402,000	—	1,700	47,900	—	12,241	22,727	486,568
President and Chief Operating Officer of Mercantile, and President and Chief Executive Officer of the Bank
Robert B. Kaminski, Jr.	2006	250,000	—	900	40,300	—	65	13,763	305,028
Executive Vice President and Secretary of Mercantile, and Executive Vice President, Chief Operating Officer and Secretary of the Bank
Charles E. Christmas	2006	210,000	—	900	40,100	—	1,040	12,866	264,906
Senior Vice President, Chief Financial Officer and Treasurer of Mercantile, and Senior Vice President and Chief Financial Officer of the Bank

(1)	Refer to Note 9, “Stock-Based Compensation,” in the Notes to our Consolidated Financial Statements included in our Annual Report to the SEC on Form 10-K for the year ended December 31, 2006, for the relevant assumptions used to determine the valuation of the stock awards and option awards.

(2)	Non-equity incentive plan compensation was not paid to the executive officers for 2006 because the goal established for payments to be made under our plan was not met.

(3)	The amounts shown are the above-market interest credited to the accounts of the executive officers for 2006 on compensation they have deferred under our non-qualified deferred compensation plan. Interest is considered to be above-market interest to the extent that it exceeds 120% of the applicable federal long-term rate, with compounding (as prescribed under section 1274(d) of the Internal Revenue Code), at the rate that corresponds most closely to the rate under the plan at the beginning of each quarter.

(4)	Includes matching contributions to the 401(k) plan accounts of Messrs. Johnson, Price, Kaminski and Christmas in the amounts of $11,000, $11,000, $11,000 and $10,500, respectively. Also includes life, disability, and long term care insurance premiums paid on policies insuring them, and country club memberships for Messrs. Johnson and Price.

Employment Agreements

The Bank and Mercantile have entered into employment agreements with our executive officers, Messrs. Johnson, Price, Kaminski and Christmas, that provide for their employment, annual base compensation, and severance, confidentiality and non-compete arrangements. Each agreement establishes an employment period that extends an additional year, each December 31, so that as of each December 31, there are three years remaining in the employment period. The annual extension of the employment period can be avoided by the Bank, Mercantile, or the officer giving notice to the others that the employment period is not to be extended.

The employment agreements provide the officers with annual base salaries for each year in the amounts established from year to year by the Board of Directors of the Bank. The annual base salary for each year may not be less than the amount established for the immediately preceding year. The Board of Directors established the annual base salaries of each of the executive officers as follows: for Mr. Johnson, $465,000 for 2006 and 2007, for Mr. Price $402,000 for 2006 and $427,000 for 2007, for Mr. Kaminski, $250,000 for 2006 and $275,000 for 2007, and for Mr. Christmas, $210,000 for 2006 and $231,000 for 2007. In addition to the annual base salary, the employment agreements provide that the officers are entitled to participate in our employee benefit and incentive compensation plans, including health insurance, life and disability insurance, stock option, profit sharing and retirement plans. Additional information regarding the employment agreements, including compensation and benefits payable to the officers on termination of employment and officer confidentiality and non-compete obligations, is included below under the heading “Potential Payments Upon Termination or Change In Control.”

Salary and Bonus Compared to Total Compensation

We have not established a proportion that salary and bonus should be of an executive officer’s total compensation. As indicated in the Summary Compensation Table above, the proportion for 2006 that salary and bonus were of total compensation ranged from 79% to 85% for our executive officers.

Grants Of Plan-Based Awards In 2006

The following table provides information regarding the plan-based awards that we made to the named executive officers during the year ended December 31, 2006.

									All
								All	Other
								Other	Option		Grant
								Stock	Awards:	Exercise	Date Fair
								Awards:	Number of	or Base	Value of
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Number of	Securities	Price of	Stock and
				Maxi-			Maxi-	Shares of	Underlying	Option	Option
	Grant	Threshold	Target	mum			mum	Stock or	Options	Awards	Awards
Name	Date	($)	($)	($)	Threshold (#)	Target (#)	(#)	Units (#)(1)	(#)	($ / Sh)	($)

Gerald R. Johnson, Jr.	11-16-06	—	—	—	—	—	—	1,350	—	—	53,800
	11-16-06	—	—	—	—	—	—	—	2,500	39.84	28,300
	11-16-06	—	—	—	—	—	—	—	1,300	39.84	14,700
Michael H. Price	11-16-06	—	—	—	—	—	—	1,350	—	—	53,800
	11-16-06	—	—	—	—	—	—	—	2,500	39.84	28,300
	11-16-06	—	—	—	—	—	—	—	1,300	39.84	14,700
Robert B. Kaminski, Jr.	11-16-06	—	—	—	—	—	—	750	—	—	29,900
	11-16-06	—	—	—	—	—	—	—	2,200	39.84	24,900
Charles E. Christmas	11-16-06	—	—	—	—	—	—	650	—	—	25,900
	11-16-06	—	—	—	—	—	—	—	1,850	39.84	20,900

(1)	The numbers shown are shares of restricted stock.

Restricted Stock Awards

The stock awards shown in the table above are restricted stock that was awarded to the named executive officers by our Compensation Committee on November 16, 2006, under our Stock Incentive Plan of 2006. The plan was approved by our shareholders at their 2006 annual meeting. The restricted stock is subject to forfeiture and restrictions on transfer until the shares become vested on November 16, 2010. The restricted stock is forfeited if the executive officer ceases to be employed with us prior to the restricted stock vesting; subject to accelerated or prorated vesting as provided for in the applicable restricted stock award agreement in the event of the executive officer’s death, disability, retirement, termination other than for cause, a change in control, or exercise of discretion by the Compensation Committee. The executive officers are entitled to received cash dividends on their restricted stock to the same extent as other holders of our common stock.

Stock Option Awards

The stock option awards shown in the table above are stock options that were awarded to the named executive officers by our Compensation Committee on November 16, 2006, also under the Stock Incentive Plan of 2006. The stock options granted to Messrs. Kaminski and Christmas vest in full, and 2,500 of the shares covered by the options granted to Messrs. Johnson and Price vest, on November 16, 2008. The remainder of the stock options for Messrs. Johnson and Price vest on January 1, 2009. The Compensation Committee may accelerate the vesting of an option in its discretion. Each of the options has an exercise price of $39.84 per share, which was the closing price of our common stock on NASDAQ on the day before the option was granted. Each of these stock options expires on November 15, 2013, subject to earlier termination pursuant to the terms of the plan.

Outstanding Equity Awards At 2006 Fiscal Year-End

The following table provides information as of December 31, 2006 regarding equity awards, including unexercised stock options and restricted stock that had not vested, for each of the named executive officers.

	Option Awards					Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan Awards:
								Plan	Market
			Equity					Awards:	or Payout
			Incentive				Market	Number of	Value of
			Plan				Value of	Unearned	Unearned
	Number	Number of	Awards:			Number	Shares or	Shares,	Shares,
	of Securities	Securities	Number of			of Shares	Units of	Units or	Units or
	Underlying	Underlying	Securities			or Units	Stock	Other	Other
	Unexercised	Unexercised	Underlying			of Stock	That	Rights	Rights
	Options	Options	Unexercised	Option		That	Have	That Have	That Have
	(#)	(#)	Unearned	Exercise	Option	Have Not	Not	Not	Not
	Exercisable	Unexercisable	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	(1)	(2)	(#)	($)	Date	(#)(3)	($)	(#)	($)

Gerald R. Johnson, Jr.	8,952	—	—	7.463	07/22/2007	1,350	50,895	—	—
	9,378	—	—	10.172	10/22/2008	—	—	—	—
	2,678	—	—	9.329	02/17/2010	—	—	—	—
	2,678	—	—	8.629	11/08/2010	—	—	—	—
	3,827	—	—	13.066	10/17/2011	—	—	—	—
	1,274	—	—	13.066	10/17/2011	—	—	—	—
	3,645	—	—	16.941	10/16/2012	—	—	—	—
	1,214	—	—	16.941	10/16/2012	—	—	—	—
	2,778	—	—	27.942	10/22/2013	—	—	—	—
	694	—	—	27.942	10/22/2013	—	—	—	—
	2,205	—	—	35.357	10/27/2014	—	—	—	—
	1,377	—	—	35.357	10/27/2014	—	—	—	—
	1,281	—	—	37.677	11/16/2015	—	—	—	—
	—	2,394	—	37.677	11/16/2015	—	—	—	—
	—	2,500	—	39.840	11/15/2013	—	—	—	—
	—	1,300	—	39.840	11/15/2013	—	—	—	—
Michael H. Price	3,472	—	—	27.942	10/22/2013	1,350	50,895	—	—
	2,756	—	—	35.357	10/27/2014	—	—	—	—
	826	—	—	35.357	10/27/2014	—	—	—	—
	1,764	—	—	37.677	11/16/2015	—	—	—	—
	—	1,911	—	37.677	11/16/2015	—	—	—	—
	—	2,500	—	39.840	11/15/2013	—	—	—	—
	—	1,300	—	39.840	11/15/2013	—	—	—	—
Robert B. Kaminski, Jr.	4,018	—	—	8.629	11/08/2010	750	28,275	—	—
	3,827	—	—	13.066	10/17/2011	—	—	—	—
	3,645	—	—	16.941	10/16/2012	—	—	—	—
	2,592	—	—	27.942	10/22/2013	—	—	—	—
	2,756	—	—	35.357	10/27/2014	—	—	—	—
	275	—	—	35.357	10/27/2014	—	—	—	—
	2,252	—	—	37.677	11/16/2015	—	—	—	—
	—	897	—	37.677	11/16/2015	—	—	—	—
	—	2,200	—	39.840	11/15/2013	—	—	—	—
Charles E. Christmas	4,438	—	—	8.629	11/08/2010	650	24,505	—	—
	3,827	—	—	13.066	10/17/2011	—	—	—	—
	3,645	—	—	16.941	10/16/2012	—	—	—	—
	2,592	—	—	27.942	10/22/2013	—	—	—	—
	2,756	—	—	35.357	10/27/2014	—	—	—	—
	2,499	—	—	37.677	11/16/2015	—	—	—	—
	—	651	—	37.677	11/16/2015	—	—	—	—
	—	1,850	—	39.840	11/15/2013	—	—	—	—

(1)	The vesting dates for the options shown, in the order listed in the column for each officer, are for (a) Mr. Johnson: July 22, 2000, July 22, 2001, July 22, 2002, January 1, 2002, October 18, 2002, January 1, 2003, October 17, 2003, January 1, 2004, October 23, 2004, January 1, 2005, October 28, 2005, January 1, 2006, and November 17, 2006; (b) Mr. Price: October 23, 2004, October 28, 2005, January 1, 2006, and

November 17, 2006; (c) Mr. Kaminski: November 9, 2001, October 18, 2002, October 17, 2003, October 23, 2004, October 28, 2005, January 1, 2006, and November 17, 2006; and (d) Mr. Christmas: November 9, 2001, October 18, 2002, October 17, 2003, October 23, 2004, October 28, 2005, and November 17, 2006.

(2)	The vesting dates for the options shown, in the order listed in the column for each officer are for (a) Mr. Johnson: January 1, 2007, November 16, 2008 and January 1, 2009; (b) Mr. Price: January 1, 2007, November 16, 2008 and January 1, 2009; (c) Mr. Kaminski: January 1, 2007 and November 16, 2008; and (d) Mr. Christmas: January 1, 2007 and November 16, 2008.

(3)	The shares of restricted stock are subject to forfeiture and restrictions on transfer until they vest on November 16, 2010.

Option Exercises And Stock Vested In 2006

The following table provides information regarding stock options that were exercised during 2006 for each of the named executive officers. No shares of restricted stock vested during 2006.

	Option Awards		Stock Awards
			Number of
	Number of Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on	on	on	on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)

Gerald R. Johnson, Jr.	—	—	—	—
Michael H. Price	7,171	228,600	—	—
	9,378	277,200	—	—
	2,678	81,400	—	—
	2,678	82,400	—	—
	3,827	100,800	—	—
	3,645	81,900	—	—
Robert B. Kaminski, Jr.	1,130	36,500	—	—
	6,697	198,100	—	—
	1,136	34,500	—	—
Charles E. Christmas	—	—	—	—

Nonqualified Deferred Compensation For 2006

The following table provides information regarding our plan that provides for the deferral of compensation for the named executive officers on a basis that is not tax-qualified.

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance
	Contributions in	Contributions in	Earnings	Withdrawals/	at Last
	Last FY	Last FY	in Last FY	Distributions	FYE
Name	($)(1)	($)	($)(2)	($)	($)(3)

Gerald R. Johnson, Jr.	14,400	—	5,851	—	84,500
Michael H. Price	189,750	—	46,980	—	690,320
Robert B. Kaminski, Jr.	—	—	250	—	3,300
Charles E. Christmas	10,500	—	3,994	—	57,977

(1)	The full amount of the contribution for each named executive officer is included in the officer’s salary for 2006 in the Summary Compensation Table.

(2)	These earnings consist of interest credited monthly at a rate equal to the prime rate as published in the Wall Street Journal, determined quarterly, as of the first day of each quarter. The above-market portion of this interest is reported for each executive officer in the Summary Compensation Table. The amounts so reported are for Mr. Johnson, $1,523, Mr. Price, $12,241, Mr. Kaminski, $65, and Mr. Christmas, $1,040. The above-market portion is the amount of the interest that exceeds 120% of the applicable federal long-term rate, with compounding (as prescribed under section 1274(d) of the Internal Revenue Code), at the rate that corresponds most closely to the rate established under the deferred compensation plan.

(3)	The amount for each of the named executive officers that was reported as compensation in the Summary Compensation Tables for previous years is for Mr. Johnson, $57,961, Mr. Price, $260,310, Mr. Kaminski, $2,895 and Mr. Christmas, $38,574.

Executive Deferred Compensation Plan

The information in the table above pertains to our executive officers’ participation in the Bank’s non-qualified deferred compensation plan. Participants in the plan may elect to defer up to 100% of their salary and other cash compensation each year. Under the plan, the amount of any compensation deferred is credited with interest monthly at a rate equal to the prime rate as published in the Wall Street Journal, determined quarterly, on the first day of each quarter.

The plan provides that the Bank will pay to each executive officer, from his deferred compensation account, a lump sum payment or installment payments, whichever he elected, after he leaves employment with us due to normal retirement, early termination, disability, or change of control. If the executive officer dies before leaving employment, the Bank will distribute the payments to the executive officer’s designated beneficiary in a lump sum, or installments, if installments were elected. If death occurs during the time that payments are being made, the Bank will distribute the remaining payments to the executive officer’s designated beneficiary at the same time and in the same amounts that would have been distributed if the executive officer had not died.

Potential Payments Upon Termination Or Change In Control

We have entered into employment agreements with our executive officers, Messrs. Johnson, Price, Kaminski and Christmas. Each agreement establishes an employment period that extends an additional year, each December 31, so that as of each December 31, there are three years remaining in the employment period. The annual extension of the employment period can be avoided by giving notice that the employment period is not to be extended. These agreements include provisions that provide compensation and benefits to the executive officers in the event that their employment with us is terminated:

•	during the employment period, voluntarily by the executive officer for Good Reason, or by us without Cause;

•	during the employment period, due to disability or death; or

•	after the employment period and before they reach the age of 65, voluntarily by them if their annual base salary is reduced without Cause, or by us without Cause.

The terms “Cause” and “Good Reason” are defined in the employment agreements. Cause includes certain acts of dishonesty and intentional gross neglect, conviction of a felony, and certain intentional breaches of the officer’s obligations in the employment agreement relating to confidentiality of our information and not competing with us. Good Reason includes an assignment to the officer of a title or duties that are materially inconsistent with the officer’s position, titles, duties or responsibilities, and certain failure by us to comply in a material respect, even after notice to us, with our obligations to the officer under the employment agreement.

Termination During the Employment Period

Each employment agreement provides the executive officer with compensation and benefits in the event that his employment is terminated by us without Cause or the officer elects to terminate his employment for Good Reason during the employment period. In such event, the officer is entitled to receive the greater of (i) his annual base salary through the end of the employment period or (ii) for Mr. Johnson or Mr. Price, $500,000, and for Mr. Kaminski or Mr. Christmas, $250,000; in either case payable over 18 months. In addition, in the case of such a termination of employment, the officer is entitled to continue his participation in our life, disability and health insurance plans for 18 months, to the extent permitted under the plans, to an assignment of any assignable term life insurance policies owned by us insuring his life, and to $10,000 for out-placement, interim office and related expenses.

For a termination by us during the employment period to be with Cause, it must be done within 90 days of our learning of the Cause. For a termination by the officer during the employment period to be with Good Reason, it must be done by the officer within 90 days of the officer learning of the Good Reason.

If an executive officer becomes disabled or dies during the employment period, he is entitled to compensation and benefits under his employment agreement. In the event of disability, the officer continues to receive his then current annual base salary through the end of the employment period, and any disability benefits payable under disability plans that we provide. The officer also continues to participate in our life, disability, and health insurance plans, through age 65, to the extent permitted under the plans. If the officer dies during the employment period, we are obligated to pay the officer’s legal representative a death benefit. The death benefit for Mr. Johnson and Mr. Price is $250,000. The death benefit for Mr. Kaminski and Mr. Christmas is $100,000. In addition, if we own any life insurance insuring the life of the officer, the proceeds of the policies are payable to the named beneficiaries.

Termination After the Employment Period

The employment agreements also provide compensation and benefits in the event that after the employment period and prior to the officer reaching the age of 65, the officer’s employment is terminated by us without Cause or the officer’s annual base salary is reduced without Cause, and the officer terminates his employment within 90 days of the reduction. In such event, the officer is entitled to receive an amount, for Mr. Johnson or Mr. Price of $500,000, and for Mr. Kaminski or Mr. Christmas of $125,000; payable over 18 months. In addition, in the case of such a termination of employment, the officer is entitled to continue his participation in our life, disability and health insurance plans for 18 months, to the extent permitted under the plans, to an assignment of any assignable term life insurance policies owned by us insuring his life, and to $10,000 for out-placement, interim office and related expenses.

Obligations of Executive Officers and Other Matters

Under the employment agreements, the officers agree not to disclose, except as required by law, any confidential information relating to our business or customers, or use any confidential information in any manner adverse to us. In addition, each has agreed that for 18 months following his employment with us, he will not be employed by, or act as a director or officer of, any business engaged in banking within a 50 mile radius of Grand Rapids, Michigan that solicits customers of the Bank.

In the event that an officer’s employment is terminated for Cause, the officer is not entitled to any accrued rights that he may then have under any of our stock option plans. The employment agreements do not contain provisions that provide payments based on the occurrence of a change in control of Mercantile.

Table of Payments Upon Termination of Employment

The following table provides information regarding compensation and benefits payable to the named executive officers under the employment agreements upon termination of their employment. The amounts shown assume that termination of employment was effective as of December 29, 2006, the last business day of our 2006 fiscal year, and include estimates of the amounts that would be paid. The actual amounts would only be determined upon an officer’s termination of employment.

					After Employment
					Period and Before
					Age 65,
	During Employment Period				Termination Without
	Termination Without				Cause or Due to
	Cause or for Good	Termination		Termination Due to	Base Salary
Name	Reason(1)	Due to Death		Disability(4)	Reduction(5)

Gerald R. Johnson, Jr.	$959,106	$600,000	(2)	$1,137,500	$529,106
Michael H. Price	827,500	600,000	(2)	1,064,100	523,500
Robert B. Kaminski, Jr.	523,000	450,000	(3)	752,000	148,000
Charles E. Christmas	440,500	450,000	(3)	677,700	145,500

(1)	Includes (a) annual base salary through the end of 2008 for Mr. Johnson, $930,000, Mr. Price, $804,000, Mr. Kaminski, $500,000, and Mr. Christmas, $420,000; (b) life, disability and medical insurance premiums for 18 months for Mr. Johnson, $19,106, Mr. Price, $13,500, Mr. Kaminski, $13,000, and Mr. Christmas $10,500; and (c) out-placement, office and related expenses of $10,000 for each officer.

(2)	Includes payment of death benefit from us of $250,000, and from the applicable insurance companies, supplemental life insurance proceeds of $300,000 and group term life insurance proceeds of $50,000.

(3)	Includes payment of death benefit from us of $100,000, and from the applicable insurance companies, supplemental life insurance proceeds of $300,000 and group term life insurance proceeds of $50,000.

(4)	Includes (a) annual base salary through the end of 2008 for Mr. Johnson, $930,000, Mr. Price, $804,000, Mr. Kaminski, $500,000, and Mr. Christmas, $420,000; and (b) life, disability and medical insurance premiums until age 65 for Mr. Johnson, $63,500 (calculated at $12,700 annually), Mr. Price, $144,000 (calculated at $9,600 annually), Mr. Kaminski, $156,000 (calculated at $7,800 annually) and Mr. Christmas, $168,000 (calculated at $7,000 annually). In addition, the executive officers would receive long term disability benefits from the applicable insurance companies for as long as the officer is disabled up to age 65, in the following annual amounts, for Mr. Johnson, $144,000, Mr. Price, $116,100, Mr. Kaminski, $96,000, and Mr. Christmas, $89,700. If the disability were catastrophic as defined in the disability insurance policies, the annual disability benefits in the prior sentence would be about 32% to 53% more, depending on the executive officer.

(5)	Includes (a) for Mr. Johnson and Mr. Price, $500,000, and Mr. Kaminski and Mr. Christmas, $125,000; (b) life, disability and medical insurance premiums for 18 months for Mr. Johnson, $19,106, Mr. Price, $13,500, Mr. Kaminski, $13,000, and Mr. Christmas $10,500; and (c) out-placement, office and related expenses of $10,000 for each officer.

Director Compensation For 2006

The following table provides information about the compensation of our directors for the year ended December 31, 2006.

					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name(1)	($)	($)	($)(2)	($)	($)(3)	($)	($)

Betty S. Burton	39,900	—	2,962	—	1,344	—	44,206
David M. Cassard	46,350	—	2,962	—	8,385	—	57,697
Edward J. Clark	34,300	—	2,962	—	7,831	—	45,093
Peter A. Cordes	38,500	—	2,962	—	8,264	—	49,726
C. John Gill	36,500	—	2,962	—	7,936	—	47,398
Doyle A. Hayes	38,500	—	2,962	—	—	—	41,462
David M. Hecht	39,000	—	2,962	—	8,205	—	50,167
Susan K. Jones	32,600	—	2,962	—	140	—	35,702
Lawrence W. Larsen	37,500	—	2,962	—	7,835	—	48,297
Calvin D. Murdock	47,650	—	2,962	—	1,141	—	51,753
Merle J. Prins	36,500	—	767	—	—	—	37,267
Dale J. Visser	28,100	—	2,962	—	6,824	—	37,886
Donald Williams, Sr.	35,100	—	2,962	—	2,328	—	40,390

(1)	Our executive officers, Mr. Johnson and Mr. Price, who are also directors, have been omitted from this table because they receive no special compensation for serving on our Board of Directors. Their compensation is included in the Summary Compensation Table.

(2)	No option awards were made to our non-employee directors during 2006. The amounts shown represent the dollar amount recognized for financial statement reporting purposes for 2006 relating to the fair value of option awards made to directors in prior years. These amounts, depending on the director, relate to option awards made in some or all of the years 2001 through 2004. For the relevant assumptions used to determine the valuation of the option awards made in 2004, refer to Note 9, “Stock-Based Compensation,” in the Notes to our Consolidated Financial Statements included in our Annual Report to the SEC on Form 10-K for the year ended December 31, 2006. For the relevant assumptions used to determine the valuation of option awards made in 2001, 2002 and 2003, refer to Note 1, “Summary of Significant Accounting Policies,” in the Notes to our Consolidated Financial Statements included in our Annual Report to the SEC on Form 10-K for the year ended December 31, 2003. As of December 31, 2006, our non-employee directors held the following option awards to acquire our common stock: Mrs. Burton, Mr. Cassard, Mr. Clark, Mr. Cordes, Mr. Gill, Mr. Hecht, Mr. Larsen, Mr. Murdock, Mr. Visser and Mr. Williams, four option awards each, covering for each an aggregate of 2,371 shares; Mr. Hayes and Ms. Jones, three option awards each, covering for each an aggregate of 1,735 shares; and Mr. Prins, one option award, covering 551 shares.

(3)	The amounts shown are the above-market interest credited to the accounts of the directors for 2006 on compensation they have deferred under our non-qualified deferred compensation plan for directors. Interest is considered to be above-market interest to the extent that it exceeds 120% of the applicable federal long-term rate, with compounding (as prescribed under section 1274(d) of the Internal Revenue Code), at the rate that corresponds most closely to the rate under the plan at the beginning of each quarter.

Compensation Arrangements for Non-employee Directors

Each of our directors is also a director of the Bank, which is a wholly owned subsidiary of Mercantile. The table above includes compensation earned for service on the Boards of Directors of Mercantile and the Bank. Our non-employee directors of the Bank are paid an annual retainer of $12,000, and a fee of $700 for each meeting of the Board of Directors of the Bank that they attend. In addition, non-employee directors are paid a meeting fee of $700 for each meeting of the Audit Committee, $600 for each meeting of the Compensation Committee and the Governance and Nominating Committee, and $400 for each meeting of other committees of the Board of Directors of the Bank that they attend. Non-employee directors are also paid fees of the same amount for meetings of Mercantile’s Board of Directors and its committees, when for Board meetings there is not also a meeting of the Board of Directors of the Bank on the same day, and for committee meetings when there is not also a meeting of a committee of the Board of Directors of the Bank having the same name or function on the same day. For meetings that are held by telephone or other remote communications equipment, the meeting fees are half the amount described above. Annual retainer fees are also paid to the Chairmen of three of the committees of Mercantile’s Board of Directors. The annual retainer is, for the Chairman of the Audit Committee — $6,000, for the Chairman of the Compensation Committee — $4,000, and for the Chairman of the Governance and Nominating Committee — $4,000.

Directors are eligible to receive stock-based awards under our Stock Incentive Plan of 2006 that was approved by our shareholders at their 2006 annual meeting, but no awards were made to directors under the plan for 2006. These director compensation arrangements, which were in effect for 2006, are also currently in effect. The Compensation Committee of our Board of Directors reviews director compensation on an annual basis, and recommends to our Board of Directors for approval any changes that the Compensation Committee deems appropriate.

Director Deferred Compensation Plan

Directors are eligible to participate in the Bank’s non-qualified deferred compensation plan for directors. Directors who participate in the plan may elect to defer up to 100% of their annual retainer and meeting fees. Under the plan, the amount of any director’s fees that are deferred are credited with interest quarterly at a rate equal to the prime rate as published in the Wall Street Journal, determined quarterly, on the first day of each quarter.

The plan provides that the Bank will pay to each director, from his or her deferred compensation account, a lump sum payment, or installment payments, whichever is elected, after the director’s term of office as a director ends. If installment payments are elected, the maximum payment period is ten years. In the event that a director dies before his or her term of office ends, the Bank will distribute the payments to the director’s designated beneficiary in a lump sum, or installments, if installments were elected. If death occurs during the time that payments are being made, the Bank will distribute the remaining payments to the director’s designated beneficiary at the same time and in the same amounts that would have been distributed if the director had not died.

Stock Ownership Guidelines for Non-employee Directors

Pursuant to stock ownership and retention guidelines adopted by our Board of Directors, each non-employee director is required to own an amount of our common stock having a market value of at least six times the regular annual retainer that is paid to our directors for service on our Board or the Board of Directors of the Bank. New directors have three years from when they become a director to comply with this requirement. Currently the annual retainer is $12,000.

TRANSACTIONS WITH RELATED PERSONS

We have a written policy requiring that our Audit Committee review and approve related person transactions that involve us and are of the type that are required to be disclosed in our proxy statement by SEC rules. A transaction may be a related person transaction if any of our directors, executive officers, owners of more than 5% of our common stock, or their immediate family have a material interest in the transaction and the amount involved exceeds $120,000. The policy authorizes the Audit Committee to approve a related person transaction if it determines that the transaction is at least as favorable to us as would have been expected if the transaction had been with a person who is not related to us, or is in our best interest. The policy does not cover loan transactions described in the next paragraph, which are generally subject to approval by the Bank’s Board of Directors to the extent required by applicable banking laws and regulations.

The Bank has had, and expects in the future to have, loan transactions in the ordinary course of business with our directors, executive officers, or their immediate family, or companies they have a material interest in, on substantially the same terms as those prevailing for comparable transactions with others. All such transactions (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and (iii) did not involve more than the normal risk of collectibility or present other unfavorable features.

We have a number of relationships with affiliates of JPMorgan Chase & Co. (“JPMorgan”). JPMorgan reported this year that it and several of its wholly owned subsidiaries beneficially own in aggregate more than 5% of our outstanding common stock. JPMorgan Chase Bank, N.A., a wholly owned subsidiary of JPMorgan, including banks acquired by it, have since 1997 been the Bank’s primary correspondent bank. The Bank obtains check clearing, wire transfer, securities safekeeping, and many other services from JPMorgan Chase Bank. During 2006, the Bank’s correspondent bank checking account with JPMorgan Chase Bank had balances ranging from approximately $13.5 million to $47.4 million. During 2006, the Bank had an unsecured federal funds purchase line of credit with JPMorgan Chase Bank of $60 million. In 2006, the Bank paid JPMorgan Chase Bank approximately $132,000 for correspondent banking services, and approximately $189,000 in interest under the federal funds purchase line of credit. For 2006, the Bank received from JPMorgan Chase Bank approximately $482,000 in interest for federal funds purchased from the Bank. The Bank expects to continue its relationships with JPMorgan and its subsidiaries in 2007, and to have transactions with them in 2007 that are similar in nature and size to those that occurred in 2006, though varying with the needs and best interests of the Bank.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC. Based on a review of filings, we believe that all reports required to be filed under Section 16(a) for 2006 were timely filed, except that our director, Lawrence W. Larsen, did not report one transaction on Form 5 relating to a gift of Mercantile stock to his spouse.

INDEPENDENT PUBLIC ACCOUNTANTS

Selection of Independent Auditor

Our Audit Committee has selected BDO Seidman, LLP as our principal independent auditor for the year ending December 31, 2007. Our principal independent auditor for the year ended December 31, 2006 was Crowe Chizek and Company LLC. Representatives of BDO Seidman and Crowe Chizek plan to attend the annual meeting of shareholders, will have the opportunity to make a statement if they desire to do so, and will respond to appropriate questions by shareholders.

Principal Accountant Fees and Services

The following table shows the fees for professional services of Crowe Chizek for audit and other services they provided to us for 2006 and 2005.

	2006	2005

Audit Fees(1)	$177,500	$170,000
Audit-Related Fees(2)	19,500	16,124
Tax Fees(3)	29,600	46,200
All other fees(4)	0	10,000

(1)	Includes the aggregate fees billed for professional services rendered by Crowe Chizek for 2006 and 2005 for the audit of our annual financial statements and internal control over financial reporting, and review of financial statements included in our quarterly reports on Form 10-Q.

(2)	Principally audits of employee benefit plan for both years.

(3)	Principally tax compliance services (including U.S. federal and state tax returns), cost segregation studies, review of quarterly tax computations and consultations regarding various tax strategies.

(4)	Fees payable under non-solicitation provisions of engagement letter due to hiring a Crowe Chizek employee.

The Audit Committee’s policy is to pre-approve all audit services and non-audit services that are to be performed for us by our independent auditor. Under the Audit Committee’s policy, authority to pre-approve permitted services has been delegated to two members of the Audit Committee, either of whom can act alone, for circumstances when pre-approval is not obtained from the full Audit Committee. Any pre-approval by the delegated authority is required to be reported to the Audit Committee at its next meeting. All of the services described in the table above were pre-approved by the Audit Committee.

Change of Accountants

On September 14, 2006, our Audit Committee concluded its proposal process for selection of an independent registered public accounting firm for 2007, and appointed BDO Seidman as our independent registered public accounting firm for the calendar year ending December 31, 2007. On the same date, our Audit Committee determined to dismiss Crowe Chizek as our independent registered public accounting firm after it completed its work for the calendar year ending December 31, 2006, and advised Crowe Chizek that it would not be engaged as our independent registered public accounting firm for the calendar year ending December 31, 2007.

The audit reports of Crowe Chizek on our consolidated financial statements as of and for the years ended December 31, 2006 and 2005, and on management’s assessment of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006 and 2005, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the two most recent calendar years and any subsequent interim period prior to the date that Crowe Chizek was advised that it would be dismissed and would not be engaged as the Company’s independent registered public accounting firm for the calendar year ending December 31, 2007, there have been no disagreements between us and Crowe Chizek on any matters of accounting principle or practice, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to its satisfaction, would have caused Crowe Chizek to make reference to the subject matter of such disagreements in connection with its reports. During the period described in the preceding sentence, there were no “reportable events” as defined in Item 304(a)(1)(iv) or (v) of Regulation S-K of the SEC.

During the two calendar years ended December 31, 2005 and 2004, and from December 31, 2005 through the date we appointed BDO Seidman as our independent registered public accounting firm for the calendar year ending December 31, 2007, neither we nor anyone on our behalf consulted BDO Seidman with respect to any accounting or auditing issues involving us. In particular, there was no discussion with BDO Seidman regarding the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on the financial statements, or any matter that was either the subject of a disagreement with Crowe Chizek on accounting principles or practices, financial statement disclosure or auditing scope or procedures, which, if not resolved to the satisfaction of Crowe Chizek, would have caused Crowe Chizek to make reference to the matter in its reports, or a “reportable event” as defined in Item 304(a)(1)(iv) or (v) of SEC Regulation S-K.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

A proposal submitted by a shareholder for the 2008 annual meeting of shareholders must be sent to the Secretary, Mercantile Bank Corporation, 310 Leonard Street NW, Grand Rapids, Michigan 49504 and received by November 15, 2007 in order to be eligible to be included in our proxy statement for that meeting.

A shareholder who intends to present a proposal for the 2008 annual meeting of shareholders, other than pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, must provide us with notice of such intention by at least January 29, 2008, or the persons named in the proxy to vote the proxies will have discretionary voting authority at the 2008 annual meeting with respect to any such proposal without discussion of the matter in our proxy statement.

OTHER MATTERS

Our Board of Directors does not know of any other matters to be brought before the annual meeting. If other matters are presented upon which a vote may properly be taken, it is the intention of the persons named in the proxy to vote the proxies in accordance with their best judgment.

002CS-13284

	000004	000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENELOPE.▼

A	Election of Class I Directors — The Board of Directors recommends a vote FOR the listed nominees.

1. Nominees:	For	Withhold		For	Withhold		For	Withhold	+

01 - Edward J. Clark	☐	☐	02 - C. John Gill	☐	☐	03 - Gerald R. Johnson, Jr.	☐	☐

04 - Calvin D. Murdock	☐	☐	05 - Donald Williams, Sr.	☐	☐

2. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting, or at any adjournment of the meeting.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please date and sign exactly as your name(s) appear(s) on this proxy and mail it promptly. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, each joint owner should sign. If a corporation or other entity, the signature should be that of an authorized person who should state his or her title.
Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/	/

■	C 1234567890 5 0 D V	J N T 0 1 2 5 6 3 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+
<STOCK#>                     00OP0B

Dear Shareholder,
Enclosed with this proxy is your Notice of Annual Meeting and Proxy Statement, and 2006 Annual Report. We encourage you to carefully read these materials and exercise your right to vote your shares.
Please mark the boxes on this proxy card to indicate how your shares will be voted, then sign and date the proxy, detach it, and promptly return your proxy vote in the enclosed postage paid envelope, or return it to Mercantile Bank Corporation, c/o Computershare Trust Company, N.A., PO Box 43101, Providence, RI 02940. If you plan to attend the meeting, please mark the appropriate box on the proxy.
Your proxy card must be received prior to the Annual Meeting of Shareholders on April 26, 2007.
Sincerely,
Mercantile Bank Corporation
▼PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — Mercantile Bank Corporation

310 Leonard Street NW
Grand Rapids, Michigan 49504
Proxy Solicited on Behalf of the Board of Directors
Annual Meeting of Shareholders to be held April 26, 2007
The undersigned hereby appoints Doyle A. Hayes and Susan K. Jones, or either of them, with power of substitution in each, proxies of the undersigned to vote all common stock of the undersigned in Mercantile Bank Corporation, at the Annual Meeting of Shareholders to be held on April 26, 2007, and at all adjournments thereof.
This proxy will be voted as specified by the undersigned. If no choice is specified, this proxy will be voted as to all shares of the undersigned, FOR the election of all nominees for directors, and according to the discretion of the Proxies on any other matters that may properly come before the meeting or any adjournment of the meeting.
PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
(Continued and to be voted on reverse side.)